Bernstein & Pinchuk
ACCOUNTANTS AND CONSULTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
Emazing Interactive, Inc.

We consent to the use, in connection with the current report on Form 8-K dated as of July 02, 2009, of Emazing Interactive, Inc., of our report dated May 25, 2009, relating to the balance sheets of China Net Online Media Group Limited as of December 31, 2008 and 2007, and the related statements of operations and comprehensive income, stockholders' equity and cash flows for the years then ended.

Bernstein & Pinchuk LLP

New York, NY
July 02, 2009